Filed pursuant to Rule 424(b)(5)

Registration Nos. 333-181466 and 333-181466-01

The information in the preliminary prospectus supplement (as supplemented by this supplement) is not complete and may be changed. We may not sell these securities until we deliver a final prospectus supplement and accompanying prospectus. The preliminary prospectus supplement (as supplemented by this supplement) is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

GE Capital Credit Card Master Note Trust
Issuing Entity

RFS Holding, L.L.C. Depositor	GE Capital Retail Bank Sponsor

$1,126,182,965 Series 2012-6 Asset Backed Notes

________________________________________

Supplement, dated August 22, 2012 (subject to completion)

to

Prospectus Supplement, dated August 21, 2012 (subject to completion)

to

Prospectus, dated August 21, 2012

__________________________________________

This Supplement should be read in conjunction with the Prospectus Supplement, dated August 21, 2012 (subject to completion), and the Prospectus, dated August 21, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved these notes or determined that the preliminary prospectus supplement (as supplemented by this Supplement) or the prospectus that accompanies the prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The Prospectus Supplement referenced above is hereby modified and supplemented as described in this Supplement. References to page numbers in this Supplement are to the page numbers in the Prospectus Supplement referenced above.

Front Cover Page:

•	The table on the front cover page is modified to read:

Series 2012-6 Asset Backed Notes(1)

	Class A Notes	Class B Notes(2)
Principal amount	$1,000,000,000	$126,182,965
Interest rate	[●]% per year	[●]% per year
Interest payment dates	monthly on the 15th, beginning October 15, 2012	monthly on the 15th, beginning October 15, 2012
Expected principal payment date	August 2017 payment date	August 2017 payment date
Final maturity date	August 2020 payment date	August 2020 payment date
Price to public	$[●] (or [●]%)	$[●] (or [●]%)
Underwriting discount	$[●] (or [●]%)	$[●] (or [●]%)
Proceeds to issuing entity	$[●] (or [●]%)	$[●] (or [●]%)

______________________

(1)	The issuing entity is also issuing Class C notes in the amount of $85,173,501. The Class C notes are not offered by this prospectus supplement and the accompanying prospectus and will initially be purchased by an affiliate of the depositor.

(2)	Affiliates of the depositor have expressed an interest in purchasing all or a portion of the Class B notes. No underwriting discount will be paid to the underwriters in respect of the Class B notes purchased by such affiliates.

Summary of Terms:

•	The row titled “Initial Collateral Amount (subject to increase or decrease)” under “Summary of Terms” on page S-1 is modified to read:

“Initial Collateral Amount: $1,261,829,653”

•	The column titled “Amount” in the table under “Summary of Terms” on page S-1 is modified to read:

Class	Amount
Class A notes	$1,000,000,000
Class B notes	$126,182,965
Class C notes(1)	$85,173,501
Excess collateral amount	$50,473,187
Initial collateral amount	$1,261,829,653

___________________

(1)	The Class C notes are not offered hereby.

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Offered Notes:

•	The row titled “Principal Amount (subject to increase or decrease)” in the table under “Summary of Terms” on page S-2 is modified to read:

	Class A	Class B
Principal Amount:	$1,000,000,000	$126,182,965

Composition of the Trust Portfolio:

•	The amount in the first sentence of the third paragraph on page S-18 is modified to read: $750,000,000.

Description of Series Provisions:

•	The amount in the second sentence of the first paragraph under “Collateral Amount” on page S-26 is modified to read: $1,261,829,653.

Underwriting:

•	The total amount in the column titled “Principal Amount of Class A Notes” in the first table following the first paragraph under “Underwriting” on page S-38 is modified to read: $1,000,000,000.

•	The total amount in the column titled “Principal Amount of Class B Notes” in the second table following the first paragraph under “Underwriting” on page S-38 is modified to read: $126,182,965.

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